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                                                                  EXHIBIT 10-C-9

                       EMPLOYMENT CONTINUATION AGREEMENT

     THIS AGREEMENT between Chrysler Corporation, a Delaware corporation (the
"Company"), and                 (the "Executive"), dated as of this 6th day of
July, 1995.

                                  WITNESSETH:

     WHEREAS, the Company has employed the Executive in an officer position and has determined that the Executive holds an important position with the Company;

     WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

     WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

     WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

     WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

     1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the earlier of the date on which a Potential Change of Control or Change of Control occurs (the "Effective Date"), provided that if the Executive is not employed by the Company, or is employed but on disability absence or disability leave of absence, on the Effective Date, this Agreement shall be void and without effect. If the Executive and the Company have entered into an employment agreement prior to the Effective Date, which is still in effect on the Effective Date, such Agreement (the "Suspended Agreement") shall be deemed amended hereby to cause such Agreement to be suspended as of the Effective Date, provided that, to the extent Executive notifies the Company in writing prior to delivery of a Notice of Termination (as described in Section 6(e) below) that he believes any provision of such Suspended Agreement is more favorable to the Executive than the terms hereof, such provision shall be deemed incorporated herein and made a part hereof and shall supersede any provision hereof which addresses the same subject matter.

     (b) Termination of Agreement Following a Potential Change of
Control. Notwithstanding Section 1(a), in the event the Effective Date occurs upon a Potential Change of Control, this Agreement shall cease to be effective upon (i) a good faith determination by the Board of Directors of the Company ("Board") that the events giving rise to a Potential Change of Control will not result in the occurrence of a Change of Control or (ii) receipt by the Company of a written notice from the Executive, given after the first anniversary of the occurrence of a Potential Change of Control (but prior to the occurrence of a Change of Control), that he wants the Agreement to cease to be effective. Following such a determination by the Board or receipt of such a notice from the Executive, neither the Company nor the Executive shall have any obligation to the other under this Agreement, unless and until it thereafter again becomes effective by reason of the occurrence of another Potential Change of Control or any actual Change of Control. If this Agreement ceases to be effective by reason of this Section 1(b), the Suspended Agreement shall be automatically and immediately reinstated and fully enforceable in accordance with its terms. If the term of such Suspended Agreement would have automatically renewed during the period during which it was suspended pursuant to Section 1(a) above, such

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Suspended Agreement shall so renew as of the date it is reinstated unless either party gives written notice of non-renewal to the other (delivered as provided in the Suspended Agreement) within ten business days after this Agreement ceases to be effective by reason of this Section 1(b).

     (c) Termination of Agreement Due to Disability. Notwithstanding Section 1(a), this Agreement shall cease to be effective on the date that the Executive is placed on disability absence or disability leave of absence, as determined in good faith in accordance with the Company's generally applicable policies and procedures as then in effect, so long as the compensation, benefits or other entitlements paid or made available to the Executive in respect of such disability absence or disability leave of absence are not less favorable to the Executive, in the aggregate, than the compensation, benefits and other entitlements that would have been provided to him under the Company's plans, policies or programs related to such disability absence or disability leave of absence in effect immediately prior to the Effective Date.

     2. Definitions. (a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

          (i) any Person (as defined below) is or becomes the Beneficial Owner (as defined below) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (the "Voting Securities"), unless the event causing the 20% threshold to be crossed is an acquisition of securities directly from the Company; or

          (ii) within any 24 month period, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 2(a)(iii) and (B) was not designated by a person who has entered into an agreement with the Company to effect a Transaction (as defined in clause (iii) of this Section 2(a)); or

          (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation (the "Surviving Entity") or its direct or indirect parent (the "Survivor Parent")), in combination with voting securities of the Company or the Surviving Entity or Survivor Parent held by a trustee or other fiduciary pursuant to any employee benefit plan of the Company or the Surviving Entity or of any subsidiary of the Company or the Surviving Entity, at least 80% of the combined voting power of the securities of the Company or the Surviving Entity or Survivor Parent outstanding immediately after such merger or consolidation (a "Transaction").

     (b) Potential Change of Control. For the purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if:

          (i) a Person commences a tender offer, which if successfully consummated, would result in such Person being the beneficial owner of at least 20% of the Voting Securities;

          (ii) the Company enters into an agreement the consummation of which shall constitute a Change of Control;

          (iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or

          (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board.

     (c) Person Defined. For purposes of this Section 2, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as

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supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that
Person shall not include (i) the Company, any subsidiary of the Company or any other Person controlled by the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any subsidiary of the Company, or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of securities of the Company.

     (d) Beneficial Owner Defined. For purposes of this Section 2, a Person shall be deemed the "Beneficial Owner" of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing), provided that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, in either case described in clause
(x) or (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

     3. Employment Period. Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the second anniversary of the date on which a Change of Control occurs (the "Change of Control Date"). Notwithstanding the foregoing, if, prior to the Effective Date, the Executive is demoted to a lower position than the position held on the date first set forth above, the Board may declare that this Agreement shall be without force and effect by written notice delivered to the Executive within 30 days following such demotion and prior to the occurrence of a Potential Change of Control or a Change of Control.

     4. Position and Duties. (a) No Reduction in Position. During the Employment Period, the Executive's position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date, provided that, during the period from the occurrence of a Potential Change of Control until the Change of Control Date (the "Pre-Change Effective Period"), the Company may, in its discretion, reduce, modify or otherwise change the Executive's position, authority or responsibilities. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date. It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 12(b) of this Agreement.

     (b) Business Time. From and after the Effective Date, the Executive agrees to devote his full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and
(ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date which is not in violation of Policy 1-7 or 1-10 (or any successor policy thereto) shall not be deemed to interfere with the performance of the Executive's services to the Company.

     5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of

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its affiliated companies immediately prior to the Effective Date, provided that, during the Pre-Change Effective Period, the Company may pay the Executive a rate of base salary that is less than that in effect at the Effective Date, so long as such reduction occurs as part of a cost reduction or other program that generally applies to all officers of the Company and is in proportion to similar reductions applicable to such other officers. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased other than in the manner described in the preceding sentence) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

     (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall have the opportunity to receive an annual bonus ("Annual Bonus Opportunity"), based on the achievement of target levels of performance, at least equal to the target percentage of his Base Salary that could have been earned by, or awarded to, the Executive in respect of the fiscal year in which the Effective Date occurs. Without limiting the generality of the foregoing, following any Change of Control, the amount actually payable to the Executive as an annual bonus shall not be less than an amount equal to the average of the bonuses payable to the Executive for the three fiscal years of the Company ending immediately prior to the Effective Date (the "Minimum Bonus Amount"). Any amount payable in respect of the Annual Bonus Opportunity or the Minimum Bonus Amount shall be paid in February of the year next following the year for which the amount (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

     (c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter; provided that, during the Pre-Change Effective Period, the Company may reduce the Executive's level of participation to the extent that such reduction is part of a cost reduction or other program that applies generally to all officers of the Company and such reduction is in proportion to similar reductions applicable to such other officers.

     (d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter; provided that, during the Pre-Change Effective Period, the Company may reduce the Executive's level of participation (and that of his dependants) to the extent that such reduction is part of a cost reduction or other program that applies generally to all officers of the Company and such reduction is in proportion to similar reductions applicable to such other officers.

     (e) Incentive Compensation Retirement Benefits. Following a Change of Control, the incentive compensation retirement benefit (the "Incentive Compensation Retirement Benefit") payable to the Executive under the Company's Supplemental Executive Retirement Plan (the "SRP") will be determined based on the average of the percentage of incentive compensation used for benefit accruals in the three fiscal years of the Company ending immediately prior to the Effective Date (the "IC Accrual Rate"), or, if more favorable to the Executive, based on the actual percentage of incentive compensation applied in any given period with respect to the Executive or other similarly situated officers.

     (f) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and

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procedures of the Company as in effect from time to time during the Pre-Change
Effective Period and, after the occurrence of a Change in Control, as in effect immediately prior to the Change of Control Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Change of Control Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Change of Control Date.

     (g) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated executive officers at any time thereafter.

     (h) Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Effective Date.

     (i) Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers.

     6. Termination. (a) Death or Retirement. Subject to the provisions of
Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death or voluntary retirement under any of the Company's retirement plans as in effect from time to time.

     (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 60 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this
Section 6(b). The Executive expressly acknowledges and agrees that any voluntary termination (other than a retirement under the terms of any of the Company's plans) during the Pre-Change Effective Period shall constitute a material breach of this Agreement.

     (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction or plea of nolo contendere to a felony; (ii) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's business or reputation; or (iii) repeated material violations by the Executive of his obligations under Section 4 of this Agreement, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation.

     (d) Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Potential Change of Control or a Change of Control:

          (i) (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities as contemplated by Section 4 of this Agreement, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

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          (ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (iii) the Company's requiring the Executive to be based at any office or location more than 50 miles (or such other distance as shall be set forth in the Company's relocation policy as in effect at the Effective
     Time) from that location at which he performed his services specified under the provisions of Section 4 immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

          (iv) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b).

Solely for the purpose of clarity and without limiting the generality of the foregoing, the Company acknowledges and agrees that the Executive shall have Good Reason if (i) any of his (x) position, authority or responsibilities, (y) Base Salary or (z) level of participation in the Company's long-term incentive programs or benefit plans is reduced during the Pre-Change Effective Period,
(ii) such reduction would constitute Good Reason had it been effected after the Change of Control Date and (iii) within five business days following the Change of Control Date, the affected condition of Executive's employment is not restored to the level in effect immediately prior to the Effective Date. In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

     (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(f). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the later of (x) the occurrence of a Change of Control and (y) the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

     (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

     7. Obligations of the Company upon Termination. (a) Death. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive the following amounts:

          (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary");

          (ii) whichever of the following amounts is applicable:

             (A) if the Executive's death occurs during the Pre-Change Effective Period, the amount otherwise payable to or in respect of the Executive as an annual bonus for the then current calendar year under the Company's otherwise applicable plans, policies and procedures (the "Pre-Change Bonus"); or

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             (B) if Executive's death occurs after the Change of Control Date, an amount (the "Pro-Rated Bonus") equal to the product of (x) times (y), minus (z):

                (x) the Minimum Bonus Amount, and

                (y) a fraction, the numerator of which is the number of days in the then current calendar year which have elapsed as of the Date of Termination, and the denominator of which is 365;

                (z) if the Executive's termination occurs in the same calendar year as the Change of Control Date, an amount equal to the amount paid to the Executive under the Change of Control provisions of the Company's Incentive Compensation Plan or any successor annual incentive plan (the "Actual Bonus Payment");

          (iii) whichever of the following amounts is applicable:

             (A) if the Executive's death occurs during the Pre-Change Effective Period, the amount otherwise payable to or in respect of the Executive under the Company's otherwise applicable long-term incentive compensation plans and programs (the "Pre-Change Incentive"); or

             (B) if Executive's death occurs after the Change of Control Date, an amount (the "Pro-Rated Long Term Incentive"), equal to the product of
        (x) times (y), minus (z):

                (x) the amount that would be payable with respect to all awards held by the Executive as of the Date of Termination under each long-term incentive compensation or performance plan or program of the Company, assuming that the Company had met its target performance goals under each such award for the applicable performance period (but without regard to any individual performance criteria) and that the target amount under each such award was paid, and

                (y) a fraction, the numerator of which is the number of days in the relevant performance period which have elapsed as of the Date of Termination and the denominator of which is the total number of days in the applicable performance period;

                (z) the amount, if any, actually paid to the Executive under any such plan or program with respect to such awards (the "Actual Incentive Payments");

          (iv) an amount (the "Additional IC Retirement Benefit") equal to the present value, calculated using a discount rate equal to the then prevailing applicable Federal rate as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), of the additional Incentive Compensation Retirement Benefit that would have been earned (A) in the case of the Executive's death during the Pre-Change Effective Period, in respect of the Actual Bonus Payment and the Actual Incentive Payments, reduced by the Incentive Compensation Retirement Benefit actually payable to the Executive in respect of the Actual Bonus Payment and the Actual Incentive Payments or (B) in the case of the Executive's death following a Change of Control, in respect of the Pro-Rated Bonus and the Pro-Rated Long Term Incentive, based on the IC Accrual Rate; and

          (v) all vested amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations").

Any Earned Salary, Pro-Rated Bonus and Pro-Rated Long Term Incentive shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement. Any Pre-Change Bonus and Pre-Change Incentive shall be payable at the same time as similar awards are paid to other executives participating in the plans under which the awards are payable. The Additional IC Retirement Benefit shall be payable in accordance with the terms of the SRP.

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     (b) Cause and Voluntary Termination. If, during the Employment Period, the
Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive the Earned Salary and the Accrued Obligations in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination.

     (c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

          (i) Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or following a Change of Control the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts:

             (A) the Executive's Earned Salary;

             (B) a cash amount (the "Severance Amount") equal to three times the sum of

                (1) the Executive's annual Base Salary; and

                (2) the higher of (x) the Minimum Bonus Amount and (y) the average of the bonuses payable to the Executive for the three fiscal years of the Company ending immediately prior to the Date of Termination;

             (C) a cash amount (the "Incremental Retirement Benefit") equal to the present value, calculated using a discount rate equal to the then prevailing applicable Federal rate as determined under Section 1274(d) of the Code, of the additional retirement benefits (including, without limitation, any pension, retiree life or retiree medical benefits) that would have been payable or available to the Executive under any employee benefit plan qualified (a "Qualified Plan") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and under the SRP, based on (x) the age and service the Executive would have attained or completed had the Executive continued in the Company's employ until the expiration of the Employment Period, (y) where applicable, the IC Accrual Rate, and (z) where compensation is a relevant factor, his pensionable compensation at the Date of Termination;

             (D) the Pro-Rated Bonus;

             (E) the Pro-Rated Long Term Incentive;

             (F) the Additional IC Retirement Benefit;

             (G) the Accrued Obligations.

     Any Earned Salary, Severance Amount, Incremental Retirement Benefit, Pro-Rated Bonus and Pro-Rated Long Term Incentive shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement. The Additional IC Retirement Benefit shall be payable in accordance with the terms of the SRP.

          (ii) Continuation of Benefits. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or following a Change of Control the Executive terminates his employment for Good Reason:

             (A) the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of
        (1) the third anniversary of the Date of Termination (the "End Date") and (2) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's employee and executive welfare and fringe benefit plans (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the

        Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date;

             (B) the Executive (or, in the event of the Executive's death during such period, the Executive's beneficiary or estate) shall have the right to exercise any outstanding options to purchase shares of Common Stock of the Company then exercisable by the Executive or which would become exercisable in accordance with the applicable option agreement and the applicable equity incentive plan of the Company (such agreements and plans referred to collectively as the "Equity Documents") for a period of one year (or, if longer the period of time permitted in accordance with the generally applicable terms of the governing option agreements) after the Date of Termination (or, if less, until the end of the stated term of the option); and

             (C) for purposes of the Benefit Plans and the Equity Documents, the Executive will be deemed to have terminated employment under mutually satisfactory conditions.

     (d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to the Executive pursuant to this Section 7 following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its Subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its Subsidiaries. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.

     (e) Certain Further Payments by the Company.

          (i) In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 7(e)(v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 7(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

          (ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

             (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the

        Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

             (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

          (iii) For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

             (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

             (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

          (iv) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (v) The Tax Reimbursement Payment (or portion thereof) provided for in
     Section 7(e)(i) above shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     9. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive with respect to his Earned Salary and the Accrued Obligations.

     10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

     11. Confidential Information; Company Property. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:

          (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          (b) Company Property. Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control.

          (c) Injunctive Relief and Other Remedies with Respect to
     Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall
     (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this
     Section 11 and (ii) have no further obligation to make any payments to the Executive hereunder following any finding by a court or arbitrator that the Executive has engaged in a material violation of the covenants and obligations contained in this Section 11. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 11, the Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

     13. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

     (b) Arbitration. Except to the extent provided in Section 11(c), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the city of Auburn Hills, Michigan and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

     (c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (d) Entire Agreement. This Agreement (as supplemented in accordance with
Section 1(b)) constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

     (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:       at the home address of the Executive noted on the
                           records of the Company

If to the Company:         Prior to January 1, 1996:
                           Chrysler Corporation
                           12000 Chrysler Drive
                           Highland Park, MI 48288-1919
                           Attention: Secretary

                           On or after January 1, 1996:
                           Chrysler Corporation
                           800 Chrysler Drive East
                           Auburn Hills, MI 48326-2757
                           Attention: Secretary

with a copy to:            Debevoise & Plimpton
                           875 Third Avenue
                           New York, NY 10022
                           Attention: Lawrence K. Cagney, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11(a) are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

     (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

     (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

                                          CHRYSLER CORPORATION

                                          --------------------------------------
                                          By: Kathleen M. Oswald
                                          Title: Vice President -- Corporate
                                          Personnel

WITNESSED:

------------------------------------------

                                          EXECUTIVE:

                                          --------------------------------------

WITNESSED:

------------------------------------------